SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2016

                              EnviroStar, Inc.

(Exact name of registrant as specified in its charter)

                              Delaware

(State or other jurisdiction of incorporation)

001-14757	11-2014231
(Commission File Number)	(IRS Employer Identification No.)

290 N.E. 68 Street, Miami, Florida 33138

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (305) 754-4551

                                        Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement

On October 7, 2016, EnviroStar, Inc., a Delaware corporation (the “Company”), entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (the “Bank”). The Credit Agreement provides for a total aggregate commitment of the Bank of $20.0 million, consisting of a maximum $15.0 million revolving line of credit (the “Line of Credit”), and a $5.0 million term loan facility (the “Term Loan”). The Company’s obligation to repay advances under the Line of Credit is evidenced by a Revolving Line of Credit Note, dated October 7, 2016 (the “Revolving Line of Credit Note”), and the Company’s obligation to repay the Term Loan is evidenced by a Term Note, dated October 7, 2016 (the “Term Note”). Interest accrues on the outstanding principal amount of the Line of Credit at an annual rate equal to Daily One Month LIBOR (as defined in the Credit Agreement) plus 2.25% and on the outstanding principal amount of the Term Loan at an annual rate equal to Daily One Month LIBOR plus 2.85%. The Credit Agreement has a term of five years and matures on October 7, 2021.

The Credit Agreement replaces the Company’s existing Credit Agreement, dated as of November 16, 2011, by and between the Company and the Bank, as amended (the “Prior Credit Agreement”). The Prior Credit Agreement was terminated effective October 7, 2016.

The Company immediately used approximately $4.9 million of the Term Loan, and approximately $7.6 million of the Line of Credit to partially finance the Cash Amount (as defined below) of the Transaction (as defined below) described in Item 2.01 to this Current Report on Form 8-K, which Cash Amount was increased by approximately $500,000 as a result of a working capital adjustment made at the closing of the Transaction, and approximately $66,000 of the Term Loan to pay the fees, costs and expenses arising in connection with the closing of the loans constituting the Credit Agreement.

The obligations of the Company under the Credit Agreement are secured by substantially all of the assets of the Company and its subsidiaries, Western State Design, Inc., a Delaware corporation (“Western”), Steiner-Atlantic Corp., a Florida corporation (“Steiner”), and DryClean USA License Corp., a Florida corporation (“DryClean, and collectively with Western and Steiner, the “Guarantors”), pursuant to a Security Agreement, dated as of October 7, 2016, between the Company, Western, Steiner, DryClean and the Bank (the “Security Agreement”).

The payment and performance of all indebtedness and other obligations of Company to the Bank is guaranteed jointly and severally by the Guarantors, as evidenced by and subject to the terms of the Continuing Guaranty agreements dated as of October 7, 2016 (each a “Continuing Guaranty”) from each Guarantor in favor of Bank.

The Credit Agreement requires the satisfaction of certain affirmative covenants, including, but not limited to, the following:

•	a minimum Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of at least 1.25 to 1.00, measured quarterly on a rolling four-quarter basis;

•	a minimum Asset Coverage Ratio of not less than 1.00 to 1.00, measured quarterly;

•	a Senior Leverage Ratio (as defined in the Credit Agreement) of not more than 2.50 to 1.00, measured quarterly on a rolling four-quarter basis;

•	a Total Leverage Ratio (as defined in the Credit Agreement) of not more than 3.50 to 1.00, measured quarterly on a rolling four-quarter basis;

•	beginning with distributions relating to fiscal year 2017 net income, distributions will be limited to a maximum of 35% of net income; and

•	mergers, acquisitions, purchases or other consolidations of other entities will be limited to the total purchase price of not greater than $5,000,000 in the aggregate in any calendar year without the prior approval of the Bank (which approval shall not be unreasonably withheld or delayed).

The Credit Agreement also includes certain negative covenants, including, but not limited to, the following:

•	capital expenditures may not exceed a total of $650,000 in any fiscal year other than in connection with an acquisition;

•	a prohibition on incurring any operating lease expense for leases of real property used in connection with the Company’s business in an amount not to exceed $750,000 in the aggregate; and

•	A prohibition on repurchases of the Company's common stock, par value $0.025 per share (the “Common Stock”).

The Credit Agreement also contains customary events of default, including payment defaults, breaches of covenants, change of control and bankruptcy and insolvency matters.

The descriptions of the Credit Agreement, the Revolving Line of Credit Note, the Term Loan Note, the Security Agreement, the Continuing Guaranty of Steiner, the Continuing Guaranty of DryClean, and the Continuing Guaranty of Western set forth herein do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Credit Agreement, the Revolving Line of Credit Note, the Term Loan Note, the Security Agreement, the Continuing Guaranty of Steiner, the Continuing Guaranty of DryClean and the Continuing Guaranty of Western, copies of which are attached hereto as Exhibits 10.1, 10 2, 10.3, 10.4, 10.5, 10.6 and 10.7, respectively, and are incorporated herein by reference.

Stockholders Agreement

As a condition to the closing of the Transaction, on October 10, 2016, Western State Design, LLC, a California limited liability company (“WSD”), Dennis Mack and Tom Marks (WSD, Dennis Mack and Tom Marks are collectively referred to as, the “Selling Group”), Symmetric Capital, LLC (“Symmetric I”), Symmetric Capital II, LLC (“Symmetric II” and collectively with Symmetric I, “Symmetric”) and certain of Symmetric’s affiliates, including Henry M. Nahmad, the Manager of Symmetric I and the Manager of Symmetric II, entered into a Stockholders Agreement with the Company (the “Stockholders Agreement”), pursuant to which, among other things, each member of the Selling Group agree to vote all shares of Common Stock owned by them at any time during the term of the Stockholders Agreement as directed by the Manager of Symmetric I and grant to the Manager of Symmetric I an irrevocable proxy and power of attorney in furtherance thereof. The Stockholders Agreement contains, among other things, (a) an agreement by Symmetric and its affiliates to vote all of the shares of the Common Stock owned by them in favor of the election of Mr. Mack or Mr. Marks, as the case may be, to the Company’s Board of Directors until the earliest to occur of: (i) the fifth anniversary after the date of the closing of the Transaction, (ii) such time as the Selling Group and their respective affiliates collectively own less than 5% of the Common Stock on a fully diluted basis, and (iii) the cessation of the employment of Mr. Mack or Mr. Marks, as the case may be, with the Company or any of its affiliates due to a termination for cause or a voluntary resignation by Mr. Mack or Mr. Marks, as the case may be, without good reason, in each case of this clause (iii), only during the one year period commencing after the date of the closing of the Transaction, and (b) certain transfer restrictions with respect to the shares of Common Stock held by the Selling Group. The Stockholders Agreement also includes certain drag-along and tag-along provisions with respect to certain proposed sales of Common Stock by Symmetric and its affiliates. In addition, the Selling Group is also entitled to piggyback registration rights in connection with any public offering of the Company’s securities which includes securities held by Symmetric or its affiliates. The Stockholders Agreement has a term of five years, subject to earlier termination under certain circumstances.

The description of the Stockholders Agreement set forth herein does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Stockholders Agreement, a copy of which is attached hereto as Exhibit 4.1, and is incorporated herein by reference.

Subcontract Agreement Pending Novation.

As a condition to the closing of the Transaction, on October 10, 2016, the Company and Western, on the one hand, and the Selling Group, on the other hand, entered into a Subcontract Agreement Pending Novation (the “Subcontract Agreement Pending Novation”), pursuant to which, among other things Western, at its expense, will act as a subcontractor to WSD and assume responsibility for administering and performing WSD’s contracts with governmental entities prior to assignment, novation and transfer of the scope of work of such contracts to Western.

The description of the Subcontract Agreement Pending Novation set forth herein does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Subcontract Agreement Pending Novation, a copy of which is attached hereto as Exhibit 10.8, and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 10, 2016, the Company, through its wholly-owned subsidiary Western, completed its acquisition of substantially all of the assets of WSD (the “Transaction”) pursuant to the terms of the Asset Purchase Agreement, dated as of September 7, 2016 (the “Asset Purchase Agreement”), by and among the Company and Western, on the one hand, and the Selling Group, on the other hand. The execution of the Asset Purchase Agreement was previously disclosed in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 9, 2016.

Consistent with the previously disclosed terms of the Asset Purchase Agreement, the purchase price for the asset acquisition is $28.0 million, subject to working capital and other adjustments, consisting of: (i) $18,000,000 in cash (the “Cash Amount”), of which $2,800,000 was deposited in an escrow account for no less than 18 months after the date of the closing of the Transaction (subject to extension in certain circumstances); and (ii) 2,044,990 shares (the “Stock Consideration”) of the Common Stock, which amount is equal to the quotient of $10,000,000 divided by the average closing price per share of the Common Stock on the NYSE MKT for the 10 trading days immediately prior to the date of the Asset Purchase Agreement (“Average Common Stock Price”). The number of shares of Common Stock issued to WSD at the closing of the Transaction was 1,656,486 shares of Common Stock, which equals 19.9% of the total number of shares of Common Stock outstanding at the time of closing of the Transaction. Under the rules of the NYSE MKT, the issuance of the balance of the shares comprising the Stock Consideration (the “Shortfall Stock Consideration”) requires the approval of the Company’s stockholders. Pursuant to the Asset Purchase Agreement, the shares comprising the Shortfall Stock Consideration will be issued to WSD within three business days following the date of stockholder approval of the issuance of the Shortfall Stock Consideration if stockholder approval is obtained at a meeting of the Company’s stockholders or, if stockholder approval is obtained by written consent of the Company’s stockholders without a meeting, following the twentieth calendar day after the mailing of the related information statement (but, in each case, no earlier than January 1, 2017). If the Company does not issue the Shortfall Stock Consideration on or prior to the six month anniversary after the date of the closing of the Transaction, then the Company will pay to WSD within three business days following such date, an amount in cash equal to the number of shares of the Shortfall Stock Consideration multiplied by the Average Common Stock Price.

The Company funded the Cash Amount in part by the private sale (the “Private Placement”) of 1,290,323 shares of Common Stock to Symmetric II, a company controlled by the Company’s Chairman and Chief Executive Officer. In addition, the Company entered into the Credit Agreement with the Bank for a total aggregate commitment of the Bank of $20.0 million, approximately $12.5 million of which the Company used to finance the balance of the Cash Amount not funded by the net proceeds of the Private Placement.

The foregoing description of the Asset Purchase Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Asset Purchase Agreement, which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2016 and the terms of which are incorporated herein by reference. The Asset Purchase Agreement contains representations and warranties made by the parties as of specific dates and solely for their benefit. The representations and warranties reflect negotiations between the parties and are not intended as statements of fact to be relied upon by the Company’s stockholders or any other person or entity other than the parties to the Asset Purchase Agreement and, in certain cases, represent allocation decisions among the parties and are modified or qualified by correspondence or confidential disclosures made between the parties in connection with the negotiation of the Asset Purchase Agreement (which disclosures are not reflected in the Asset Purchase Agreement itself, may not be true as of any date other than the date made, or may apply standards of materiality in a way that is different from what may be viewed as material by stockholders). Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and stockholders should not rely on them as statements of fact. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Asset Purchase Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Items 2.01 and 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2016, the Company entered into a Securities Purchase Agreement, dated as of September 7, 2016 (the “Securities Purchase Agreement”) with Symmetric II, pursuant to which the Company agreed to issue and sell to Symmetric II in the Private Placement an aggregate of 1,290,323 shares (the “Private Placement Shares”) of Common Stock, at a price per share of $4.65. The $4.65 per share purchase price in the Private Placement equaled the closing price of the Common Stock on the NYSE MKT on September 6, 2016. On October 10, 2016, the Company closed the Private Placement generating aggregate gross proceeds of approximately $6,000,000. The Company used the proceeds from the Private Placement to fund a portion of the Cash Amount.

The foregoing description of the Securities Purchase Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Securities Purchase Agreement, which was attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2016 and the terms of which are incorporated herein by reference.

As previously described, Henry M. Nahmad is the Manager of Symmetric and, in such capacity, will have the power to direct the voting of the shares of the Common Stock which may be held by Symmetric, including the shares which may be issued to Symmetric II in connection with the Private Placement, and which Symmetric may otherwise have the right to vote, including the shares which Symmetric II may have the right to vote as a result of the Stockholders Agreement described above. Mr. Nahmad is the Chairman and Chief Executive Officer of the Company and may be deemed to control the Company as a result of his beneficial ownership as of the date of this Current Report on Form 8-K of shares representing approximately 50.3% of the total number of outstanding shares of the Common Stock.

The Stock Consideration and Private Placement Shares were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, which exempts transactions by an issuer not involving any public offering. The issuance of the Stock Consideration and Private Placement Shares is not a public offering for purposes of Section 4(a)(2) because it was made only to Mr. Mack and Mr. Marks, in the case of the Stock Consideration, and Symmetric II, in the case of the Private Placement Shares, each such person’s status as an accredited investor, and the manner of the issuance, including that the Company did not engage in general solicitation or advertising with regard to the issuance of the Stock Consideration or the Private Placement Shares and did not offer any of the shares to the public in connection with the issuance.

Item 9.01	Financial Statements and Exhibits.

(a)          The required financial statements of the acquired business will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date that this initial Current Report on Form 8-K was required to be filed.

(b)          The required pro forma financial information will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date that this initial Current Report on Form 8-K was required to be filed.

(c)          Not applicable

(d)          Exhibits:

2.1	Asset Purchase Agreement, dated as of September 7, 2016, by and among EnviroStar, Inc. and Western State Design, Inc., a wholly owned subsidiary of EnviroStar, Inc., on the one hand, and Dennis Mack, Tom Marks and Western State Design LLC, on the other hand (the schedules and exhibits to the Asset Purchase Agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. EnviroStar, Inc. agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted schedule or exhibit) (incorporated by reference to Exhibit 2.1 to EnviroStar, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2016).

4.1	Stockholders Agreement, dated as of October 10, 2016, among EnviroStar, Inc., Symmetric Capital LLC, Symmetric Capital II LLC, Henry M. Nahmad, Western State Design, LLC, Dennis Mack and Tom Marks.

10.1	Credit Agreement, dated as of October 7, 2016, between EnviroStar, Inc. and Wells Fargo Bank, National Association.

10.2	Revolving Line of Credit Promissory Note, dated October 7, 2016.

10.3	Term Loan Promissory Note, dated October 7, 2016.

10.4	Security Agreement, dated as of October 7, 2016, by and among, EnviroStar, Inc., Steiner-Atlantic Corp., DryClean USA License Corp. and Western State Design, Inc., on the one hand, and Wells Fargo Bank, National Association, on the other hand.

10.5	Continuing Guaranty of Steiner-Atlantic Corp. in favor of Wells Fargo Bank, National Association.

10.6	Continuing Guaranty of DryClean USA License Corp. in favor of Wells Fargo Bank, National Association

10.7	Continuing Guaranty of Western State Design, Inc. in favor of Wells Fargo Bank, National Association.

10.8	Subcontract Agreement Pending Novation, dated as of October 10, 2016, between EnviroStar, Inc. and Western State Design, Inc., on the one hand, and Western State Design, LLC, on the other hand

10.9	Securities Purchase Agreement, dated as of September 7, 2016, between EnviroStar, Inc. and Symmetric Capital II LLC (incorporated by reference to Exhibit 10.2 to EnviroStar, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2016).

Additional Information and Where to Find it

In connection with the issuance of the Shortfall Stock Consideration under the Asset Purchase Agreement which requires stockholder approval, the Company intends to either (i) file a proxy statement in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) file an information statement in accordance with Regulation 14C under the Exchange Act, and in each case, other relevant materials with the SEC. The definitive proxy statement or definitive information statement, as the case may be, will also be mailed to the Company’s stockholders, who are urged to read the definitive proxy statement or definitive information statement, as the case may be, and all other relevant documents filed with the SEC, when they become available, because they will contain important information. The Company’s stockholders will be able to obtain these documents (when available) free of charge at the SEC’s web site, http://www.sec.gov. In addition, they may obtain free copies of these documents by contacting the Company’s Secretary at 290 N.E. 68th Street, Miami, Florida 33138, telephone: (305) 754-4551.

If the Company solicits proxies from its stockholders in connection with the issuance of the Shortfall Stock Consideration under the Asset Purchase Agreement, which requires stockholder approval, the Company and certain of its directors and executive officers may be deemed to be participants in such solicitation. A list of the names and other information regarding the directors and executive officers of the Company is available in the Company’s Definitive Proxy Statement for its 2015 Annual Meeting of Stockholders filed with the SEC on October 14, 2015, which can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such potential participants will be included in any definitive proxy statement relating to the stock issuances that require stockholder approval when it becomes available.

Forward Looking Statements

Except for the historical matters contained herein, statements in this Current Report on Form 8-K are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of the Company, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, those relating to the Transaction described in this Current Report on Form 8-K, including that the potential benefits of the proposed Transaction may not be realized to the extent anticipated or at all, integration risks, risks related to the Company’s level of indebtedness, risks related to the business, operations and prospects of WSD, and the risks related to the Company’s operations, results, financial condition and growth strategy. Reference is also made to other economic, competitive, governmental, technological and other risks and factors discussed in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended June 30, 2016 filed with the SEC on September 20, 2016. Many of these risks and factors are beyond the Company’s control. In addition, past performance and perceived trends may not be indicative of future results. The Company cautions that the foregoing factors are not exclusive. Any forward-looking statements relating to the proposed Transaction are based on the Company’s current expectations, assumptions, estimates and projections and involve significant risks and uncertainties, including the many variables that may impact or are related to consummation of the Transaction. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnviroStar, Inc.

Date: October 14, 2016	By:	/s/ Henry M. Nahmad
Henry M. Nahmad,
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of September 7, 2016, by and among EnviroStar, Inc. and Western State Design, Inc., a wholly owned subsidiary of EnviroStar, Inc., on the one hand, and Dennis Mack, Tom Marks and Western State Design LLC, on the other hand (the schedules and exhibits to the Asset Purchase Agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. EnviroStar, Inc. agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted schedule or exhibit) (incorporated by reference to Exhibit 2.1 to EnviroStar, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2016).

4.1	Stockholders Agreement, dated as of October 10, 2016, among EnviroStar, Inc., Symmetric Capital LLC, Symmetric Capital II LLC, Henry M. Nahmad, Western State Design, LLC, Dennis Mack and Tom Marks.

10.1	Credit Agreement, dated as of October 7, 2016, between EnviroStar, Inc. and Wells Fargo Bank, National Association.

10.2	Revolving Line of Credit Promissory Note, dated October 7, 2016.

10.3	Term Loan Promissory Note, dated October 7, 2016.

10.4	Security Agreement, dated as of October 7, 2016, by and among, EnviroStar, Inc., Steiner-Atlantic Corp., DryClean USA License Corp. and Western State Design, Inc., on the one hand, and Wells Fargo Bank, National Association, on the other hand.

10.5	Continuing Guaranty of Steiner-Atlantic Corp. in favor of Wells Fargo Bank, National Association.

10.6	Continuing Guaranty of DryClean USA License Corp. in favor of Wells Fargo, National Association

10.7	Continuing Guaranty of Western State Design, Inc. in favor of Wells Fargo Bank, National Association.

10.8	Subcontract Agreement Pending Novation, dated as of October 10, 2016, between EnviroStar, Inc. and Western State Design, Inc., on the one hand, and Western State Design, LLC, on the other hand

10.9	Securities Purchase Agreement, dated as of September 7, 2016, between EnviroStar, Inc. and Symmetric Capital II LLC (incorporated by reference to Exhibit 10.2 to EnviroStar, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2016).